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                                 Exhibit 15



INDEPENDENT ACCOUNTANT'S REPORT

To the Board of Directors and Shareholders
Credit Concepts, Inc.

We have reviewed the accompanying balance sheet of Credit Concepts, Inc. as of April 30, 2000, and the related statements of income, stockholders' equity, and cash flows for the three-month and nine-month periods ended April 30, 2000. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Credit Concepts, Inc. as of July 31, 1999, and the related statements of income, stockholders' equity, and cash flows for the year then ended not presented herein; and in our report dated September 15, 1999, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of July 31, 1999, is fairly presented, in all material respects, in relation to the balance sheet from which it has been derived.


Moss Adams LLP
Portland, Oregon
June 7, 2000